                                                                      EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
Sunoco, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
--------------------------------------------------------------------------------

                                                                 For the Nine
                                                                 Months Ended
                                                              September 30, 2000
                                                              ------------------
                                                                 (UNAUDITED)

Fixed Charges:
  Consolidated interest cost and debt expense                        $  63
  Interest allocable to rental expense(b)                               29
                                                                     -----
     Total                                                           $  92
                                                                     =====

Earnings:
  Consolidated income from continuing operations
   before income tax expense                                         $ 381
  Proportionate share of income tax expense of
   50 percent owned but not controlled affiliated
   companies                                                             3
  Equity in income of less than 50 percent owned
   affiliated companies                                                (18)
  Dividends received from less than 50 percent
   owned affiliated companies                                           11
  Fixed charges                                                         92
  Interest capitalized                                                  (2)
  Amortization of previously capitalized interest                       --
                                                                     -----
     Total                                                           $ 467
                                                                     =====
Ratio of Earnings to Fixed Charges                                    5.08
                                                                     =====

___________
(a) The consolidated financial statements of Sunoco, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned). Affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.
(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

                                      29